Registration No. 333-_____________________

    As filed with the Securities and Exchange Commission on December 31, 1996


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      Abigail Adams National Bancorp, Inc.
                      ------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                                   52-1508198
--------------------------------------------------------------------------------
   (State of Incorporation)              (IRS Employer Identification No.)

                               1627 K Street, N.W.
                             Washington, D.C. 20006
                             ----------------------
                    (Address of Principal Executive Offices)

                      Abigail Adams National Bancorp, Inc.
                           Directors Stock Option Plan

                      Abigail Adams National Bancorp, Inc.
                      Employee Incentive Stock Option Plan
                      ------------------------------------
                            (Full Title of the Plans)

                                             Copies to:
Barbara Davis Blum                           Melissa Allison Warren, Esquire
President and Chief Executive Officer        Shapiro and Olander
1627 K Street, N.W.                          36 South Charles Street, 20th Floor
Washington, D.C.  20006                      Baltimore, Maryland 21201-3147
(202) 466-4090                               (410) 385-0202
(Name, Address and Telephone Number of
  Agent for Service)

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

   Title of                       Proposed         Proposed
  Securities      Amount           Maximum          Maximum          Amount of
     to be         to be       Offering Price      Aggregate       Registration
  Registered   Registered(1)      Per Share     Offering Price          Fee
--------------------------------------------------------------------------------

Common Stock   16,416 shares       $11.375         $186,732           $56.59

--------------------------------------------------------------------------------

(1) Together with such indeterminate number of additional shares as may be issuable to avoid dilution as the result of a stock split, stock dividend or similar adjustment of the Common Stock pursuant to 17 C.F.R. Section 230.416(a).

(2) Estimated pursuant to Rule 457(h)(l) solely for the basis of calculating the registration fee, based on the average of the high and low price as reported by Nasdaq National Market on December 27, 1996

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

Part II

Item 3.  Incorporation of Documents by Reference

     The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-KSB (Commission File No. 0-10971) for the fiscal year ended December 31, 1995, which includes the consolidated statements of financial condition of the Company and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, together with the related notes and report of independent certified public accountants dated January 26, 1996 and filed with the Commission on April 1, 1996.

     (b) The Registrant's Form 10-QSB Reports for the fiscal quarters ended September 30, 1996, June 30, 1996 and March 31, 1996 (Commission File No. 0-10971), filed with the Commission on November 14, 1996, August 14, 1996 and May 15, 1996, respectively.

     (c)  The   "Description   of  Capital   Stock"  section  in  the  Company's
Registration Statement on Form SB-2 (Registration No. 333-05073), as amended, filed with the Commission on June 3, 1996.

     All documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Neither the named experts or counsel referenced below have an interest in the Registrant.

     The consolidated  financial  statements of Abigail Adams National  Bancorp,
Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick

LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The validity of the Common Stock offered hereby has been passed upon by Shapiro and Olander, 36 South Charles Street, Baltimore, Maryland 21201, counsel for the Registrant.

Item 6.  Indemnification of Directors and Officers

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits Delaware corporations to include in their certificates of incorporation a provision limiting directors' liability for monetary damages for breach of the duty of care. Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the present or former officers or directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

     Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, limits the liability of the Company's directors to the Company or its shareholders for monetary damages for certain breaches of fiduciary arising out of certain aspects of the director's conduct. Article XI of the Company's By-laws permits indemnification of officers and directors to the fullest extent permitted by law.

     The Company maintains officers' and directors' liability insurance in the amount of $2,000,000.

Item 7.  Exemption From Registration Claimed

     Not applicable.

Item 8.  List of Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-B):

     5    Opinion of Shapiro and Olander as to the legality of the Common Stock.

     10.1 Abigail Adams National Bancorp, Inc. Employee Incentive Stock Option Plan (incorporated by reference to Exhibit No. 10.2.2 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1995).

     10.2 Abigail Adams National Bancorp, Inc. Directors Stock Option Plan (incorporated by reference to Exhibit No. 10.2.3 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31,
          1995).

     23.1 Consent of Shapiro and Olander (contained in the opinion included as Exhibit 5).

     23.2 Consent of KPMG Peat Marwick LLP.

     24   Power of Attorney (located in the signature pages).

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement unless the information required by
(i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 of the Exchange Act that are incorporated by reference into this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plans;

     4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Abigail Adams National Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, this 30th day of December, 1996.


                                 ABIGAIL ADAMS NATIONAL BANCORP, INC.


                             By:  /s/ Barbara Davis Blum
                                  ----------------------------------
                                   Barbara Davis Blum
                                   Chairwoman of the Board, President
                                      and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby makes, constitutes and appoints Barbara Davis Blum to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated:


        Name                                 Title                     Date
        ----                                 -----                     ----
/s/ Barbara Davis Blum
--------------------------    Chairwoman of the Board, President
Barbara Davis Blum               and Chief Executive Officer        December 30, 1996
(Principal executive officer)

/s/ Shireen L. Dodson
--------------------------                 Director                 December 30, 1996
Shireen L. Dodson


/s/ Susan Hager
--------------------------                 Director                 December 30, 1996
Susan Hager


/s/ Jeanne Hubbard
--------------------------                 Director                 December 30, 1996
Jeanne Hubbard




--------------------------                 Director                 December__, 1996
Clarence L. James, Jr.


--------------------------                 Director                 December__, 1996
Steve Protulis


/s/ Marshall T. Reynolds
--------------------------                  Director                 December 30, 1996
Marshall T. Reynolds


/s/ Robert L. Shell, Jr.
-------------------------                   Director                 December 30, 1996
Robert L. Shell, Jr.


/s/ Dana B. Stebbins
-------------------------                   Director                 December 31, 1996
Dana B. Stebbins


-------------------------                   Director                 December__, 1996
Susan J. Williams


/s/ Kimberly J. Levine
-------------------------            Senior Vice President,          December 30, 1996
Kimberly J. Levine                    Treasurer and Chief
(Principal financial and                Financial Officer
  accounting  officer)




                                  EXHIBIT INDEX
                                  -------------

                                                                             Sequentially
                                                                               Numbered
Exhibit                                                                          Page
No.       Description                         Method of Filing                 Location
---       -----------                         ----------------                 --------
5         Opinion of Shapiro and Olander      Filed herewith                       8

10.1      Abigail Adams National Bancorp,     Incorporated By Reference         Not Applicable
          Inc. Employee Incentive Stock
          Option Plan

10.2      Abigail Adams National Bancorp,     Incorporated By Reference         Not Applicable
          Inc. Directors Stock Option Plan

23.1      Consent of Shapiro and Olander      Located in Exhibit 5 herewith     Not Applicable

23.2      Consent of KPMG Peat Marwick        Filed herewith                         9
          LLP

24        Power of Attorney                   Located in the Signature Pages    Not Applicable

